Exhibit 23

Consent of Independent Accountants
----------------------------------

We have issued our reports dated February 8, 1999 accompanying the consolidated financial statements and schedules included in the Annual Report of Federal Realty Investment Trust on Form 10K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Federal Realty Investment Trust on Form S-3 (File No. 333-63619, effective September 30, 1998; which pursuant to Rule 429 of the Securities and Exchange Act of 1934 constitutes a post-effective amendment to Registration Statement No. 33-63687 effective December 4, 1995; File
No. 33-63955, effective November 3, 1995; and File No. 33-15264, effective August 4, 1987).


Grant Thornton LLP
Washington, D.C.
March 18, 1999